Exhibit 99.1

Investor Contact: Michael J. Carlotti	Media Contact: Laura Olson-Reyes
(702) 584-7995	(702) 584-7742
mcarlotti@ballytech.com	lolson-reyes@ballytech.com

BALLY TECHNOLOGIES, INC. REPORTS THIRD-QUARTER RESULTS

•                  DILUTED EPS OF $0.39 AFTER A $0.13 PER SHARE IMPAIRMENT CHARGE ON ITS ALABAMA CHARITABLE BINGO ASSETS

•                  THIRD QUARTER REVENUE FROM CONTINUING OPERATIONS OF $191 MILLION

•                  GAMING EQUIPMENT GROSS MARGIN IMPROVED TO A THIRD QUARTER RECORD OF 51 PERCENT FROM 45 PERCENT LAST YEAR

•                  NEW UNITS SOLD TO INTERNATIONAL CUSTOMERS SET AN ALL-TIME RECORD 2,122 UNITS

•                  ORDERS IN PROCESS FOR CASH SPIN NOW NEARLY 1,000 UNITS

•                  FISCAL 2010 DILUTED EPS GUIDANCE OF $2.15 TO $2.25 EXCLUDING THE IMPACT OF THE ALABAMA IMPAIRMENT CHARGE AND THE PENDING GAIN ON THE RAINBOW CASINO SALE

LAS VEGAS, April 29, 2010 — Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, casino management systems, networked and server-based solutions for the global gaming industry, announced today diluted earnings per share (“Diluted EPS”) of $0.39 and $1.50 on revenue of $191 million and $583 million for the three months and nine months ended March 31, 2010, respectively, which excludes revenues of $10 million and $28 million, respectively, from discontinued operations related to the Rainbow Casino.  Excluding the impairment charge related to the Alabama charitable bingo assets, diluted EPS was $0.52 and $1.63 for the three and nine months ended March 31, 2010, respectively.

“We are pleased with the progress of our strategic initiatives during the quarter, including international expansion, balance sheet management, systems leadership, new product initiatives, and the announced sale of Rainbow Casino,” said Richard M. Haddrill, the Company’s Chief Executive Officer. “We believe that our recent launch of a series of premium participation games and our upcoming release of ALPHA 2 will allow us to capitalize on the spending upturn we expect to see in the coming year.”

“Our balance sheet strength continues to improve as we further reduced our debt by $9 million, repurchased $13 million of our common stock, and increased cash by $11 million during the quarter,” added Robert C. Caller, the Company’s Chief Financial Officer.  “We are also pleased with our recent bank amendment, which raised $75 million in incremental undrawn revolver capacity and reduced pricing on our existing term and revolver by 50 basis points.  We believe this transaction was the first reduction in pricing to an existing bank facility in the U.S. gaming industry since the credit crisis began in 2008.”

RAINBOW CASINO

The Company recently announced it had reached a definitive agreement to sell the Rainbow Casino to Isle of Capri Casinos, Inc. (NASDAQ:  ISLE).  Results from Rainbow are included in discontinued operations for all periods presented.  For the three and nine months periods ended March 31, 2010, revenues were $10 million and $28 million and Diluted EPS were $0.03 and $0.08, respectively.  The Company expects to close the transaction on or about June 30, 2010.

ALABAMA IMPAIRMENT CHARGES

The legality of charitable bingo gaming in Alabama is under challenge by the state’s governor.  Legislation to put the legality question to a public referendum in Alabama failed to pass in the recently concluded legislative session.  There are also several lawsuits pending before the state’s Supreme Court which could negatively affect charitable gaming in Alabama.  Several of the charitable bingo properties voluntarily ceased operations during the quarter pending resolution of the matter, while two others continue to operate.  As a result of these recent actions, the Company concluded that it is unlikely that gaming will continue in its present form, thereby impacting the recoverability of the associated assets.  As such, the Company recorded an impairment charge of $11.4 million during the quarter ended March 31, 2010, which included the impairment of $5.5 million in notes and accounts receivable and $5.9 million in long-lived assets.

Third Quarter Fiscal 2010 Bally Technologies, Inc. Continuing Operations Highlights (excluding the Rainbow Casino)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
	(dollars in millions, except per share amounts)

Total Revenues	$190.6	$196.8	$582.9	$647.8
Operating Income	$35.1	$47.4	$135.7	$155.0
Net income	$20.6	$27.1	$81.8	$87.8
Adjusted EBITDA	$67.1	$66.6	$210.4	$211.5
Diluted EPS	$0.36	$0.48	$1.42	$1.54

Three Months Ended March 31, 2010 Compared with Three Months Ended March 31, 2009

•                  Diluted EPS decreased to $0.36 from $0.48 last year.  Three months ended March 31, 2010 Diluted EPS reflects an impairment charge of $0.13 per share related to Alabama.

•                  Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset impairment charges and share-based compensation), a non-GAAP financial measure, remained constant at $67 million in both periods.

•                  Operating margin declined to 18 percent from 24 percent last year.  Excluding the impairment charge, operating margin remained constant at 24 percent in both periods.

•                  Total revenues decreased to $191 million as compared with $197 million last year.

•                  Selling, general and administrative expenses (“SG&A”) increased to 28 percent of total revenues as compared with 26 percent last year as a result of lower revenues.

•                  Research and development expenses (“R&D”) increased to 11 percent of total revenues as compared with 10 percent last year.

Nine Months Ended March 31, 2010 Compared with Nine Months Ended March 31, 2009

•                  Diluted EPS decreased to $1.42 from $1.54 last year.  Nine months ended March 31, 2010 Diluted EPS reflects an impairment charge of $0.13 per share related to Alabama.  During the nine months ended March 31, 2009, the Company’s Diluted EPS benefited from a $0.03 gain from insurance reimbursement, which reduced SG&A.

•                  Adjusted EBITDA decreased slightly to $210 million from $212 million in the prior period.

•                  Operating margin decreased to 23 percent from 24 percent last year.  Excluding the impairment charge, operating margin increased to 25 percent in the current period.

•                  Total revenues decreased to $583 million as compared with $648 million last year.

•                  SG&A expenses increased to 26 percent of total revenues as compared with 25 percent last year as a result of lower revenues.

•                  R&D expenses increased to 10 percent of total revenues as compared with 9 percent last year.

During the quarter, the Company repurchased more than 322,000 shares of its common stock for approximately $13 million.  During the first nine months of fiscal 2010, the Company repurchased over 1,100,000 shares of its common stock for approximately $44 million.  This month, the Company’s Board of Directors also authorized a new $150 million share-repurchase program.  Under the Company’s amended credit agreement effective April 9, 2010, the Company has unlimited capacity to repurchase its common stock or make other restricted payments as long as its gross leverage ratio remains below 1.0.  At March 31, 2010, the Company’s leverage ratio was 0.6.

Unaudited summary financial information for the Bally Gaming Equipment and Systems segment for the three months and nine months ended March 31, 2010 and 2009 is presented below:

	Three Months Ended March 31,				Nine Months Ended March 31,
	2010	% Rev	2009	% Rev	2010	% Rev	2009	% Rev
	(dollars in millions)
Revenues:
Gaming Equipment	$69.4	36%	$70.2	36%	$210.2	36%	$278.8	43%
Gaming Operations	69.7	37%	70.0	35%	209.6	36%	204.2	32%
Systems	51.5	27%	56.6	29%	163.1	28%	164.8	25%
Total revenues	$190.6	100%	$196.8	100%	$582.9	100%	$647.8	100%

Gross Margin:
Gaming Equipment (1)	$35.5	51%	$31.2	45%	$106.4	51%	$128.5	46%
Gaming Operations	49.9	72%	50.7	72%	149.8	71%	143.3	70%
Systems (1) (2)	38.8	75%	40.0	71%	116.1	71%	117.0	71%
Total gross margin	$124.2	65%	$121.9	62%	$372.3	64%	$388.8	60%

Selling, general and administrative (3)	$52.5	28%	$50.2	26%	$151.5	26%	$161.3	25%
Research and development costs	20.3	11%	19.3	10%	59.3	10%	58.5	9%
Impairment charges	11.4	6%	—	—	11.4	2%	—	—
Depreciation and amortization (3)	4.9	2%	5.0	2%	14.4	3%	14.0	2%
Operating income	$35.1	18%	$47.4	24%	$135.7	23%	$155.0	24%

(1)          Gross Margin from Gaming Equipment and Systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

(2)          Certain costs of system sales previously included in SG&A costs have been reclassified in the prior year to conform to the current year presentation.

(3)          Costs previously included in the Parent Company’s SG&A and depreciation and amortization in the prior year have been consolidated with Bally Gaming Equipment and Systems in the current period.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Operating Statistics
New gaming devices	4,571	4,368	13,504	17,065
Original Equipment Manufacturer (“OEM”) units	—	—	—	505
New unit Average Selling Price (“ASP”)	$13,979	$14,191	$14,134	$14,263

	As of March 31,
	2010	2009
End-of-period installed base:
Gaming monitoring units installed base	381,000	355,000
Systems managed cashless games	318,000	306,000

Total linked progressive systems	1,010	1,221
Rental and daily-fee games	12,514	12,208
Lottery systems	7,774	8,152
Centrally determined systems	50,245	47,637

“We now have orders in process for nearly 1,000 Cash Spins, which won ‘Best Slot Product’ at G2E,” said Gavin Isaacs, the Company’s Chief Operating Officer.  “We have begun shipping Cash Spin and expect 500 units to be placed by June 30, 2010.  Early results for Cash Spin are outstanding and recently placed Hot Shot Progressive Cash WheelsTM, Fireball TM, and our Dual Vision two-player cabinet are also easily outperforming floor averages.  Our pipeline for gaming operations products has never been stronger which will help us grow our installed base of premium gaming operations machines over the next 24 months.  Finally, we are very excited about the upcoming launch of our new ALPHA 2 technology this summer.”

“Our systems business continues to lead the industry through new and enhanced technology products that help our customers reduce cost, protect invested capital, and deliver more powerful player experiences,” said Ramesh Srinivasan, the Company’s Executive Vice President — Systems.  “While the extent of no-decisions and delayed decisions continue to be higher than normal, our pipeline and win/loss ratio have never been better.  iVIEW DM TM is rapidly gaining strong interest in the industry.  We expect to continue to grow our market share as evidenced by the recent Isle of Capri enterprise-wide contract announced earlier this month.”

Highlights of Certain Results for the Three Months Ended March 31, 2010

Gaming Equipment

•                  Revenues decreased to $69 million as compared with $70 million last year.

•                  New gaming device sales increased to 4,571 units as compared with 4,368 units last year, driven by increased international units sold but offset by fewer new openings and expansions during the period.

•                  New unit sales to international customers were an all-time record 2,122 units, or 46 percent of total new-unit shipments as compared with 1,609 units last year.

•                  ASP of new gaming devices decreased slightly by 1.5% to $13,979 per unit, primarily as a result of lower priced shipments to one international market where the Company also earns a recurring fee.

•                  Gross margin increased to a third quarter record of 51 percent from 45 percent last year, primarily due to improved manufacturing efficiencies, improved material costs and usage, and a reduction in royalty expense.

Gaming Operations

•                  Revenues were $70 million - approximately the same as last year.

•                  Gross margin remained at 72 percent in both periods.

Systems

•                  Revenues declined to $52 million as compared with $57 million last year, primarily as a result in the reduction of the number of installations during the period which was partially offset by higher maintenance revenues.

•                  Gross margin increased to 75 percent from 71 percent last year, primarily as a result of the change in mix of products sold and a reduction in hardware costs.

•                  Maintenance revenues increased to a quarterly record $15 million as compared with $13 million last year.

Highlights of Certain Results for the Nine Months Ended March 31, 2010

Gaming Equipment

•                  Revenues decreased to $210 million as compared with $279 million last year.

•                  New gaming device sales decreased to 13,504 units as compared with 17,065 units last year, primarily as a result of the continued sluggish North America replacement market and fewer new openings and expansions during the period.

•                  New unit sales to international customers were 5,295 units, or 39 percent of total new-unit shipments as compared with 4,218 units last year.

•                  ASP of new gaming devices decreased by 1% to $14,134 per unit, primarily as a result of lower priced shipments to one international market where the Company also earns a recurring fee.

•                  Gross margin increased to 51 percent from 46 percent last year, primarily due to improved manufacturing efficiencies, improved material costs and usage, a reduction in royalty expense, and lower inventory write-downs.

Gaming Operations

•                  Revenues increased to $210 million as compared with $204 million last year, primarily driven by an increase in participation and license revenue.

•                  Gross margin increased to 71 percent from 70 percent, primarily as a result of increases in participation and license revenue which had little associated variable costs, which was partially offset by higher progressive jackpot expenses.

Systems

•                  Revenues decreased slightly to $163 million as compared with $165 million last year, primarily as a result in the reduction of the number of installations during the period which was partially offset by higher maintenance revenues.

•                  Gross margin remained constant at 71 percent in both periods.

•                  Maintenance revenues increased to a record $43 million, as compared with $38 million in the same period last year.

Fiscal 2010 Business Update

The Company provided fiscal 2010 guidance for Diluted EPS of $2.15 to $2.25 (excluding the $0.13 per diluted share impact of the Alabama impairment charges and the pending gain on the Rainbow Casino sale).  This guidance considers a continued sluggish North American replacement market, the loss of gaming revenues in Alabama, and lower than expected win-per-day in gaming operations in the third quarter offset by the Company’s expected continued competitive position and ongoing cost savings and gross margin initiatives.

The Company has provided this range of earnings guidance for fiscal 2010 to give investors general information on the overall direction of its business at this time. The guidance provided is subject to numerous uncertainties, including, among others, overall economic and capital markets conditions, the market for gaming devices and systems, changes in gaming legislation, competitive product introductions, complex revenue-recognition rules related to the Company’s business, and assumptions about the Company’s new product introductions and regulatory approvals.  The Company does not intend and undertakes no obligation to update its forward-looking statements, including forecasts, potential opportunities for growth in new and existing markets, and future prospects for proposed new products.  Accordingly, the Company does not intend to update guidance during the quarter.  Additional information about the factors that could potentially affect the Company’s financial results included in today’s press release and its SEC filings can be found in the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Non-GAAP Financial Measures

The following table reconciles the Company’s net income attributable to Bally Technologies, Inc., as determined in accordance with generally accepted accounting principles (“GAAP”), to Adjusted EBITDA from Continuing Operations and Total Adjusted EBITDA:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
	(in 000s)
Net income from Continuing Operations	$20,577	$27,098	$81,778	$87,806
Impairment charges	11,379	—	11,379	—
Interest expense, net	2,126	3,485	7,340	12,683
Income tax expense	11,262	15,072	43,973	49,178
Depreciation and amortization	18,299	17,186	55,438	50,989
Share-based compensation	3,421	3,761	10,502	10,813
Adjusted EBITDA from Continuing Operations	$67,064	$66,602	$210,410	$211,469
Discontinued Operations EBITDA	4,025	4,249	10,130	10,628
Total Adjusted EBITDA	$71,089	$70,851	$220,540	$222,097

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset impairment charges and share-based compensation) is a supplemental non-GAAP financial measure used by the Company’s management and by some industry analysts to evaluate the Company’s ability to service debt, and is used by some investors and financial analysts in the gaming industry in measuring and comparing Bally’s leverage, liquidity, and operating performance to other gaming companies.  Adjusted EBITDA for the nine-month period ended March 31, 2009 includes the $3 million insurance reimbursement from previous claims for the 2005 U.S. Gulf Coast hurricanes.  Adjusted EBITDA should not be considered an alternative to operating income or net cash from operations as determined in accordance with GAAP.  Not all companies calculate Adjusted EBITDA the same way, and the Company’s presentation may be different from those presented by other companies.

Earnings Conference Call and Webcast

As previously announced, the Company is hosting a conference call and webcast today at 4:30 p.m. EDT (1:30 p.m. PDT). The conference-call dial-in numbers are 866-277-1182 or 617-597-5359 (International); passcode “Bally”.  The webcast can be accessed by visiting BallyTech.com and selecting “Investor Relations.”  Interested parties should initiate the call and webcast process at least five minutes prior to the beginning of the presentation.  For those who miss this event, an archived version will be available at BallyTech.com until May 29, 2010.

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates, and distributes advanced gaming devices, systems, and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives, and Class II, lottery, and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless, and table-management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. Additional Company information, including the Company’s investor presentations, can be found at BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby.  Forward looking-statements are subject to change and involve risks and uncertainties that could significantly affect future results, including those risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Although the Company believes any expectations expressed in any forward-looking statements are reasonable, future results may differ materially from those expressed in any forward-looking statements.  The Company undertakes no obligation to update the information in this press release except as required by law and represents that the information speaks only as of today’s date.

— BALLY TECHNOLOGIES, INC. —

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND NINE MONTHS ENDED MARCH 31, 2010 AND MARCH 31, 2009

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
	(in 000s, except per share amounts)
Revenues:
Gaming equipment and systems	$120,917	$126,828	$373,333	$443,643
Gaming operations	69,723	69,986	209,610	204,169
	190,640	196,814	582,943	647,812
Costs and expenses:
Cost of gaming equipment and systems (1)	46,590	55,620	150,765	198,152
Cost of gaming operations	19,865	19,349	59,854	60,908
Selling, general and administrative	52,545	50,168	151,462	161,231
Research and development costs	20,279	19,291	59,321	58,493
Impairment charges	11,379	—	11,379	—
Depreciation and amortization	4,910	4,943	14,442	14,014
	155,568	149,371	447,223	492,798
Operating income	35,072	47,443	135,720	155,014
Other income (expense):
Interest income	944	696	2,268	2,779
Interest expense	(3,069)	(4,181)	(9,607)	(15,462)
Other, net	(955)	(798)	(1,897)	(5,066)
Income from continuing operations before income taxes	31,992	43,160	126,484	137,265
Income tax expense	(11,262)	(15,073)	(43,973)	(49,178)
Income from continuing operations	20,730	28,087	82,511	88,087
Discontinued operations:
Income from discontinued operations before income taxes	3,431	3,688	8,050	9,100
Income tax expense	(1,068)	(1,159)	(2,508)	(2,860)
Income from discontinued operations	2,363	2,529	5,542	6,240
Net income	23,093	30,616	88,053	94,327
Less net income attributable to noncontrolling interests	534	1,365	1,617	1,208

Net income attributable to Bally Technologies, Inc.	$22,559	$29,251	$86,436	$93,119
Basic earnings per share:
Income from continuing operations attributable to Bally Technologies, Inc.	$0.37	$0.50	$1.50	$1.61
Discontinued operations attributable to Bally Technologies, Inc	0.04	0.04	0.09	0.10
Basic earnings attributable to Bally Technologies, Inc. per share	$0.41	$0.54	$1.59	$1.71

Diluted earnings per share:
Income from continuing operations attributable to Bally Technologies, Inc.	$0.36	$0.48	$1.42	$1.54
Discontinued operations attributable to Bally Technologies, Inc.	0.03	0.04	0.08	0.09
Diluted earnings attributable to Bally Technologies, Inc. per share	$0.39	$0.52	$1.50	$1.63

Weighted average shares outstanding:
Basic	54,771	54,204	54,517	54,567
Diluted	57,716	56,446	57,715	57,104
Amounts attributable to Bally Technologies, Inc. common stockholders:
Income from continuing operations, net of tax	$20,577	$27,099	$81,778	$87,806
Income from discontinued operations, net of tax	1,982	2,152	4,658	5,313
Net income	$22,559	$29,251	$86,436	$93,119

(1)          Cost of gaming equipment and systems exclude amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2010 AND JUNE 30, 2009

	March 31, 2010	June 30, 2009
	(in 000s, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$75,993	$55,886
Restricted cash	7,278	9,076
Accounts and notes receivable, net of allowances for doubtful accounts of $10,103 and $8,897	219,143	174,653
Inventories	42,914	52,887
Prepaid and refundable income tax	35,216	43,756
Deferred income tax assets	37,301	35,802
Deferred cost of revenue	17,493	21,906
Prepaid assets	11,672	7,347
Assets held for sale	46,068	51,284
Other current assets	3,689	13,010
Total current assets	496,767	465,607
Restricted long-term investments	12,238	12,097
Long-term receivables, net of allowances for doubtful accounts of $5,169 and $0	30,222	9,826
Property, plant and equipment, net of accumulated depreciation of $49,269 and $43,777	31,147	33,410
Leased gaming equipment, net of accumulated depreciation of $145,775 and $117,638	79,333	95,012
Goodwill	161,700	161,960
Intangible assets, net	36,851	32,198
Deferred income tax assets	22,027	17,276
Long-term deferred cost of revenue	33,707	41,615
Other assets, net	11,202	11,881
Total assets	$915,194	$880,882
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,364	$19,864
Accrued liabilities	42,434	45,515
Customer deposits	10,164	10,375
Jackpot liabilities	10,240	12,171
Deferred revenue	42,040	49,122
Income tax payable	784	2,971
Liabilities related to assets held for sale	2,404	2,695
Current maturities of long-term debt	40,034	35,337
Total current liabilities	170,464	178,050
Long-term debt, net of current maturities	142,500	173,750
Long-term deferred revenue	45,501	60,464
Other income tax liability	19,885	22,072
Other liabilities	8,386	7,797
Total liabilities	386,736	442,133
Commitments and contingencies
Stockholders’ equity:
Special stock, 10,000,000 shares authorized: Series E, $100 liquidation value; 115 shares issued and outstanding	12	12
Common stock, $.10 par value; 100,000,000 shares authorized; 59,060,000 and 57,091,000 shares issued and 55,157,000 and 54,312,000 outstanding	5,893	5,703
Treasury stock at cost, 3,903,000 and 2,779,000 shares	(109,470)	(64,727)
Additional paid-in capital	378,777	330,465
Accumulated other comprehensive loss	(1,575)	(770)
Retained earnings	252,059	165,623
Total Bally Technologies, Inc. stockholders’ equity	525,696	436,306
Noncontrolling interests	2,762	2,443
Total stockholders’ equity	528,458	438,749
Total liabilities and stockholders’ equity	$915,194	$880,882